EXHIBIT 3.1.1
                                                                   -------------


                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       NETWORK-1 SECURITY SOLUTIONS, INC.

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                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                   ------------------------------------------

           Network-1 Security Solutions, Inc., (the "Corporation"), a Delaware corporation, hereby certifies as follows:

           FIRST: The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article IV Section A of the Amended and Restated Certification of Incorporation of the Corporation so that, as amended, said Section shall read as follows:

                                   ARTICLE IV

                  A.  Classes of Stock
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                  This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is sixty million (60,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, $.01 par value per share (the "Common Stock"), and ten million (10,000,000) shares shall be Preferred Stock, $.01 par value per share (the "Preferred Stock").

           SECOND: That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable. A majority of the stockholders of the Corporation entitled to vote on the proposed amendment approved the matter during its annual meeting on November 27, 2001 in accordance with Section 242 of the General Corporation Law of the State of Delaware.
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           IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY. Network-1 Security
Solutions, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its President this 27th day of November, 2001.


                                           NETWORK-1 SECURITY SOLUTIONS, INC.


                                           /s/ Murray P. Fish
                                           ---------------------------------
                                           Murray P. Fish
                                           President and Chief Financial Officer